Exhibit 99.1

FOR IMMEDIATE RELEASE:	April 22, 2009
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS FIRST QUARTER RESULTS

St. Paul, Minn. (4/22/09)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its first quarter ended March 31, 2009. Revenue for the quarter was $1,751,000, down from revenue of $2,851,000 in the fourth quarter of 2008. Net loss for the quarter was $740,000, or $0.07 per share, as compared to a net loss of $687,000, or $0.06 per share, in the fourth quarter of 2008.

“The semiconductor industry continued to react aggressively in the first quarter to the mounting worldwide economic crisis and its severe impact on the demand for semiconductors," Joseph C. Levesque, president and chief executive officer, commented. “Semiconductor production fell precipitously in the previous quarter and it fell further in first quarter 2009 to its lowest level since 2003. Demand for production equipment in our segment of the industry continued to fall as well, reaching its lowest level in over 15 years. By quarter end, however, some semiconductor manufacturers were reporting an increase in demand, indicating perhaps that the industry is already moving toward equilibrium in these difficult times, and some forecasters are now predicting an improving second half of 2009 with a return to more seasonal trends. We believe, however, that improving worldwide economies and a rebuilding of worldwide demand for semiconductors are key to a return to more robust demand for semiconductor production equipment.”

“Our operating results reflected the challenges of these industry conditions,” Levesque continued. “Our gross margins fell in first quarter 2009 as we absorbed the inefficiencies of a lower revenue level. However, through our aggressive cost cutting measures, we were able to achieve substantial reductions in each of our operating expense categories, and thus minimized our operating loss and cash outflow. We also drew down significantly on our existing inventories to further minimize cash outflow. At the same time, we continued our aggressive program of penetrating new customer accounts and our substantial investment in new product development. We have no special insight on when conditions may improve, and we will continue to manage Aetrium to weather even an extended down cycle while at the same time preparing to take full advantage of opportunities when conditions improve.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended December 31, 2008.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended March 31,
	2009	2008

Net sales	$1,751	$5,635
Cost of goods sold	1,251	2,859
Gross profit	500	2,776
Gross profit percent	28.6%	49.3%

Operating expenses:
Selling, general and administrative	1,200	1,702
Research and development	475	776
Total operating expenses	1,675	2,478

Income (loss) from operations	(1,175)	298
Interest income, net	38	120
Income (loss) before income taxes	(1,137)	418
Income tax benefit (expense)	397	(155)

Net income (loss)	$(740)	$263

Income (loss) per share:
Basic	$(0.07)	$0.02
Diluted	$(0.07)	$0.02

Weighted average common shares outstanding:
Basic	10,598	10,554
Diluted	10,598	10,829

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	March 31,	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$11,158	$11,629
Accounts receivable, net	1,219	1,539
Inventories - operations	8,447	9,120
Inventories - shipped equipment, subject to
revenue deferral	147	42
Deferred income taxes	127	127
Other current assets	332	298
Total current assets	21,430	22,755

Property and equipment, net	146	143
Deferred income taxes	2,887	2,489
Other assets	187	215

Total assets	$24,650	$25,602

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$-	$12
Trade accounts payable	296	571
Other current liabilities	856	919
Total current liabilities	1,152	1,502

Shareholders' equity	23,498	24,100

Total liabilities and shareholders' equity	$24,650	$25,602